Exhibit 18

November 28, 2012

Board of Directors

Nobility Homes Inc.

Ocala, Florida

We have been furnished with a copy of the quarterly report on Form 10-Q of Nobility Homes, Inc. (the Company) for the nine months ended August 6, 2011, and have read the Company’s statements contained in Note 3 to the condensed consolidated financial statements included therein.

As described in Note 3 to those financial statements, the Company changed its accounting policy regarding balance sheet classification of pre-owned homes held in inventory. The prior accounting policy classified all pre-owned homes within inventory as current assets, regardless of when the pre-owned homes expected to be monetized. The Company had followed this policy consistent with the normal classification of inventory proscribed by ASC Topic 210. The new policy classifies pre-owned homes expected to be monetized in the normal operating cycle as current assets and those not expected to be monetized in the normal operating cycle as non-current assets. The Company believes the accounting change is preferable under the circumstances as it more accurately reflects when the Company expects its pre-owned homes in inventory will be monetized.

With regard to the aforementioned accounting change, it should be noted that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method for such transactions. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review of management’s reason for the change in accounting principle presented in the Form 10-Q and upon reliance on management’s business judgment and planning, we concur with management that, under the circumstances , the change represents the adoption of a preferable accounting principle in conformity with ASC Topic 250, Accounting Changes and Error Corrections.

We have not audited any financial statements of the Company as of any date for any period subsequent to November 6, 2010, nor have we audited the information set forth in the aforementioned Note 3 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein. Our comments contained herein are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

/s/ Crowe Horwath LLP